Exhibit 10.6

ARIBA, INC. 1999 EQUITY INCENTIVE PLAN:

NOTICE OF RESTRICTED STOCK AWARD

You have been granted restricted shares of Common Stock of Ariba, Inc. (the “Company”) on the following terms:

Name of Recipient:	Kevin Costello

Total Number of Shares Granted:	225,000

Fair Market Value per Share:	$10.42

Total Fair Market Value of Grant:	$2,344,500

Date of Grant:	October 8, 2004

By accepting this grant, you agree as follows:

1.	This option is granted under and governed by the Ariba, Inc. 1999 Equity Incentive Plan (the “Plan”), available on the Company’s internal web site at http://stock.ariba.com/, and the Stock Option Agreement attached hereto.

2.	The Company may deliver by email all documents relating to the Plan or this option (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). The Company may also deliver these documents by posting them on a web site maintained by the Company or by a third party under contract with the Company. The “Ariba, Inc. 1999 Equity Incentive Plan—Summary and Prospectus“ is available on the Company’s internal web site at http://stock.ariba.com/. If, in the future, the Company posts documents required by law on a web site, it will notify you by email.

3.	You have read the Company’s Securities Trading Policy, and you agree to comply with that policy at all times, including but not limited to whenever you acquire or dispose of any shares of the Company’s stock or any derivative securities whose value varies with the value of the Company’s stock (including, without limitation, put or call options, and such derivative securities being referred to as “Company Derivative Securities”). The Company’s Securities Trading Policy is available on the Company’s internal web site at http://stock.ariba.com/.

4.	The Company may, from time to time and in its sole discretion, impose blackouts periods during which you may not trade in Company securities, including Company Derivative Securities. Blackout periods will generally be imposed as a result of the

Company believing, or having reason to believe, that such trading would be in contravention of any law or regulation or that you, or a substantial portion of the Company’s employees or consultants, may be aware of or may have been exposed to “material nonpublic information” as described in the Company’s Securities Trading Policy. Any such blackout period will remain in effect until the Company believes that such trading would no longer be in contravention of any law or regulation or until it believes that such information has been made public and fully absorbed by the market, as the case may be. The Company has full discretion to determine the time period during which trading would be blacked out.

Kevin Costello

ARIBA, INC. 1999 EQUITY INCENTIVE PLAN:

RESTRICTED STOCK AGREEMENT

Payment for Shares	No payment is required for the shares that you are receiving.

Time-Based Vesting

The stock subject to this agreement will vest in three equal installments on the first Permissible Trading Day after each of the following dates, but only if your service as an employee, consultant or director of the Company or a subsidiary of the Company (“Service”) has been continuous until the applicable Permissible Trading Day:

(a)    October 8, 2005,

(b)    October 8, 2006, and

(c)    October 8, 2007.

Other Vesting Rules

No additional shares will vest after your Service has terminated for any reason. Vesting may accelerate, as provided below.

“Permissible Trading Day” means a day that satisfies each of the following requirements:

•      The Nasdaq National Market is open for trading on that day,

•      You are permitted to sell shares of the Company’s Common Stock on that day without incurring liability under Section 16(b) of the Securities Exchange Act of 1934, as amended,

•      You are not in possession of material non-public information that would make it illegal for you to sell shares of the Company’s Common Stock on that day under Rule 10b-5 of the Securities and Exchange Commission,

•      Under the Company’s written insider trading policy, you are permitted to sell shares of the Company’s Common Stock on that day, and

•      You are not prohibited from selling shares of the Company’s Common Stock on that day by a written agreement between you and the Company or a third party that became binding prior to the Date of Grant.

Severance Agreement	If you and the Company have entered into a written Severance Agreement, then vesting of the shares that you are receiving may accelerate in accordance with that Severance Agreement.

Shares Restricted	Unvested shares will be considered “Restricted Shares.” You may not sell, transfer, pledge or otherwise dispose of any Restricted Shares without the written consent of the Company, except as provided in the next sentence. You may transfer Restricted Shares to your spouse, children or grandchildren or to a trust established by you for the benefit of yourself or your spouse, children or grandchildren. However, a transferee of Restricted Shares must agree in writing on a form prescribed by the Company to be bound by all provisions of this Agreement.

Forfeiture

If your Service terminates for any reason, then your shares will be forfeited to the extent that they have not vested before the termination date and do not vest as a result of the termination. This means that the Restricted Shares will immediately revert to the Company. You receive no payment for Restricted Shares that are forfeited.

The Company determines when your Service terminates for this purpose.

Leaves of Absence and Part-Time Work

For purposes of this grant, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of Service is required by applicable law, the Company’s leave of absence policy or the terms of your leave. But your Service terminates when the approved leave ends, unless you immediately return to active work.

If you go on a leave of absence, then the vesting dates specified above may be adjusted in accordance with the Company’s leave of absence policy or the terms of your leave. If you commence working on a part-time basis, then the vesting dates specified above may be adjusted in accordance with the Company’s part-time work policy or the terms of an agreement between you and the Company pertaining to your part-time schedule.

Voting Rights	You may vote your shares even before they vest.

Stock Certificates	The Company will hold your Restricted Shares for you. After shares have vested, a stock certificate for those shares will be released to a broker for your account. The Company will select the broker at its discretion.

Withholding Taxes	You will be required to pay, in accordance with procedures prescribed by the Company, all withholding taxes that become due as a result of this grant or the vesting of the shares. The Company may (a) withhold the amount of withholding taxes due from any cash compensation payable to you, (b) instruct the broker whom it has selected, as described above, to sell shares with a value sufficient to satisfy the amount of withholding taxes due or (c) take any other action reasonably calculated to enable it to pay all withholding taxes as required by law. You agree that the broker selected by the Company may sell a portion of your shares for your account in order to pay withholding taxes as required by law. You also agree that your remaining unvested shares (if any) will be forfeited and will revert to the Company if all withholding taxes as required by law are not received by the Company within five business days of the vesting date.

Restrictions on Resale	You agree not to sell any shares at a time when applicable laws or written Company policies prohibit a sale. This restriction will apply as long as you are an employee, consultant or director of the Company or a subsidiary of the Company.

No Retention Rights	Your grant or this Agreement does not give you the right to be employed or retained by the Company or a subsidiary of the Company in any capacity. The Company and its subsidiaries reserve the right to terminate your Service at any time, with or without cause.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Company stock, the number of Restricted Shares that remain subject to forfeiture will be adjusted accordingly.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to their choice-of-law provisions).

The Plan and Other Agreements

The text of the Plan is incorporated in this Agreement by reference.

This Agreement, the Plan and, if applicable, the Severance Agreement between you and the Company constitute the entire understanding between you and the Company regarding this grant. Any prior agreements, commitments or negotiations concerning this grant are superseded. This Agreement may be amended only by another written agreement between the parties.

BY ACCEPTING THIS GRANT, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.

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